Exhibit 99.B(d)(21)

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Ares Management, LLC

Dated March 30, 2007, as amended May 21, 2009 and June 28, 2017

SEI INSTITUTIONAL INVESTMENTS TRUST

High Yield Bond Fund

Opportunistic Income Fund

Agreed and Accepted:

SEI Investments Management Corporation	Ares Management, LLC

By:	By:

/s/ William T. Lawrence	/s/ Michael D. Weiner

Name:	Name:

William T. Lawrence	Michael D. Weiner

Title:	Title:

Vice President	Authorized Signatory

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Ares Management, LLC

Dated March 30, 2007, as amended May 21, 2009 and June 28, 2017

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

High Yield Bond Fund	[REDACTED] *
Opportunistic Income Fund	[REDACTED]^

*Commencing on June 28, 2017, an offset will be applied by the Adviser against each monthly compensation amount to the Sub-Adviser until a credit in the total amount of [REDACTED] has been achieved. After that time, compensation shall revert to the listed annual rate above.

^Commencing on June 28, 2017, an offset will be applied by the Adviser against each monthly compensation amount to the Sub-Adviser until a credit in the total amount of [REDACTED] has been achieved. After that time, compensation shall revert to the listed annual rate above.

Agreed and Accepted:

SEI Investments Management Corporation	Ares Management, LLC

By:	By:

/s/ William T. Lawrence	/s/ Michael D. Weiner

Name:	Name:

William T. Lawrence	Michael D. Weiner

Title:	Title:

Vice President	Authorized Signatory